Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Third Quarter Fiscal 2022 Results

•Revenue increased 14% to $44.8 billion
•GAAP1 operating loss was $97 million due to a non-cash, pre-tax goodwill impairment of $474 million in the Medical segment; GAAP diluted loss per share was $5.05, primarily due to this impairment, net of tax effects
•Non-GAAP operating earnings decreased 21% to $545 million, primarily due to a decline in Medical segment profit; Non-GAAP diluted EPS decreased 5% to $1.45
•Finalized the previously announced national opioid settlement agreement
•Company updates FY22 guidance

DUBLIN, Ohio, May 5, 2022 – Cardinal Health (NYSE: CAH) today reported third quarter fiscal year 2022 revenues of $44.8 billion, an increase of 14% from the third quarter of last year. Third quarter GAAP operating loss was $97 million, due to a non-cash, pre-tax goodwill impairment of $474 million in the Medical segment. GAAP diluted loss per share was $5.05, primarily due to this impairment, net of tax effects. Third quarter non-GAAP operating earnings decreased 21% to $545 million, primarily due to inflationary impacts and global supply chain constraints in the Medical segment. Non-GAAP diluted earnings per share (EPS) decreased 5% to $1.45, reflecting the change in non-GAAP operating earnings, partially offset by a lower non-GAAP effective tax rate and share count.

“While we’re taking action to drive performance across all our businesses, particularly the Medical segment, our third quarter results reflect continued inflationary impacts and global supply chain constraints,” said Mike Kaufmann, chief executive officer of Cardinal Health. “We have updated our outlook for Medical to reflect the challenging environment, and reiterated our outlook for the Pharmaceutical segment in fiscal year 2022. Going forward, we remain confident in our ability to drive sustainable, long-term growth.”

Q3 FY22 summary

	Q3 FY22	Q3 FY21	Y/Y
Revenue	$44.8 billion	$39.3 billion	14%
Operating earnings/(loss)	$(97) million	$473 million	N.M.
Non-GAAP operating earnings	$545 million	$689 million	(21)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(1,391) million	$119 million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$402 million	$451 million	(11)%
Effective Tax Rate	(916.5)%	72.8%
Non-GAAP Effective Tax Rate	20.1%	31.2%
Diluted EPS attributable to Cardinal Health, Inc.	$(5.05)	$0.40	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.45	$1.53	(5)%

Cardinal Health

Segment results

Pharmaceutical segment

	Q3 FY22		Q3 FY21		Y/Y
Revenue	$41.0	billion	$35.1	billion	17%
Segment profit	$487	million	$511	million	(5)%

Third-quarter revenue for the Pharmaceutical segment increased 17% to $41.0 billion, driven by branded pharmaceutical sales growth from existing and net new Pharmaceutical Distribution and Specialty customers.

Pharmaceutical segment profit decreased 5% to $487 million in the third quarter, driven by higher operations expenses and previously anticipated investments in technology enhancements, partially offset by generics program performance.

Medical segment

	Q3 FY22		Q3 FY21		Y/Y
Revenue	$3.9	billion	$4.2	billion	(7)%
Segment profit	$59	million	$174	million	(66)%
Third-quarter revenue for the Medical segment decreased 7% to $3.9 billion, due to the divestiture of the Cordis business and lower products and distribution volumes, which includes the impact of global supply chain constraints.

Medical segment profit decreased 66% to $59 million in the third quarter, primarily due to net inflationary impacts and global supply chain constraints in products and distribution.
Opioid lawsuits developments
Cardinal Health, along with pharmaceutical distribution peers, finalized the previously announced national opioid settlement agreement (the “National Settlement”), which became effective on April 2, 2022. 46 of 49 eligible states, Washington DC, all eligible territories, and greater than 98 percent of litigating political subdivisions are participating in the National Settlement. This comprehensive agreement will settle the vast majority of the opioid lawsuits filed by state and local governmental entities. Under the National Settlement, the Company will pay participating states and subdivisions up to $6.0 billion2, the majority of which will be paid over 18 years. The settlement also includes injunctive relief terms related to distributors' controlled substance anti-diversion programs, which are designed in part to provide increased transparency within the supply chain. As part of the injunctive relief terms, the distributors will engage a third-party vendor to act as a clearinghouse for data aggregation and reporting. Additional injunctive relief provisions include terms related to the training of controlled substance monitoring program employees, due diligence for new and existing customers, ordering limits for certain products and suspicious order monitoring.

Additionally, in May 2022, Cardinal Health, along with pharmaceutical distribution peers, reached an agreement with the State of Washington to resolve the opioid-related claims of the state and its participating subdivisions. Under this agreement, we will pay up to approximately $160 million, which is consistent with the amount that would have been allocated to Washington under the National Settlement, plus certain attorneys' fees and costs. The payments will be made on timelines and terms consistent with the National Settlement. This agreement is subject to certain contingencies, including the rate of subdivision participation.

“These settlements are an important step forward for our company,” said Kaufmann. “This is a significant milestone towards achieving broad resolution of governmental opioid claims and delivering meaningful relief to communities across the United States.”

Cardinal Health

Fiscal year 2022 outlook1
The company updated its fiscal year 2022 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.15 to $5.25, from $5.15 to $5.50.

The company also updated Medical segment profit outlook to a forty-five to fifty-five percent decline, from a thirty to forty-five percent decline. The fiscal year 2022 outlook for Medical segment profit includes a year-over-year net incremental headwind of nearly $300 million due to inflationary and global supply chain constraint impacts.

In addition to the updated Medical segment profit outlook, the new non-GAAP EPS guidance range reflects updated expectations3 for fiscal year 2022 non-GAAP effective tax rate of 22% to 23%, diluted weighted average shares outstanding of approximately 281 million, and capital expenditures of approximately $400 million.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Tax rate
During the third quarters of fiscal 2022 and 2021, GAAP effective tax rates were (916.5%) and 72.8%, respectively. The GAAP effective tax rate for the third quarter of fiscal 2022 included the impact of non-cash, pre-tax goodwill impairments of $1.8 billion in the Medical segment in fiscal 2022, which significantly decreased the estimated annual effective tax rate for fiscal year 2022. Applying the lower tax rate to the year-to-date loss resulted in recognizing an interim tax expense in the quarter of approximately $1.2 billion. The GAAP effective tax rate in the third quarter of fiscal 2021 reflected the tax effect of the litigation charge incurred in the first quarter of fiscal 2021.

The third quarter fiscal 2022 and 2021 non-GAAP effective tax rates of 20.1% and 31.2%, respectively, reflect the impact of certain discrete items. Third quarter fiscal 2021 effective tax rates also reflect the resolution of all open issues with the IRS for fiscal years 2008 to 2010 as well as certain transfer pricing matters for fiscal years 2011 to 2014.

Recent highlights
•Cardinal Health announced plans to build a new 574,670 square foot medical distribution center in the central Ohio area, replacing a smaller nearby facility. The new, larger building will improve service and quality, deliver operational efficiencies, and better support fluctuations in volume and labor.
•Cardinal Health plans to build a new manufacturing facility dedicated to increasing the supply of Protexis™ brand gloves, driving further growth in the surgical glove portfolio.
•Cardinal Health partnered with Innara Health, the industry leader in feeding development for newborns and premature infants, to design Innara’s next generation NTrainer System, making it smaller, more intuitive, and easier to integrate into NICU feeding protocols.
•Cardinal Health launched the first surgical incise drape using Avery Dennison’s patented BeneHoldTM CHG adhesive, which reduces the risk of surgical site contamination, yet still removes easily after surgery without harming a patient’s skin.
•Cardinal Health partnered with Kinaxis to optimize digital supply chain planning and increase supply chain agility and medical product visibility to patients, with initial implementation in at-Home Solutions. Kinaxis’s Rapid ResponseTM platform supports fast, confident decisions using advanced insights and analytics in real time.
•Forbes named Cardinal Health one of America’s Best Large Employers 2022.

Cardinal Health

Upcoming webcasted investor events
•UBS Global Healthcare Conference at 8:30 a.m. EST, May 25, 2022

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss third-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until May 4, 2023.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 30 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 847.887.1487
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The exact settlement payment amount will depend on several factors, including the extent to which states take action to foreclose opioid lawsuits by political subdivisions and the extent to which political subdivisions in participating states file additional opioid lawsuits against the company.
3The company's previous fiscal year 2022 outlook ranges announced on February 3, 2022 were 23% to 24.5% for non-GAAP effective tax rate, 280 million to 282 million for diluted weighted average shares outstanding and $400M to $450M for capital expenditures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions concerning forward-looking statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue, "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures and supply chain constraints, including the possibility that we may continue to not successfully offset such increased costs through price increases or other cost reductions, risks associated with the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain, including costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products, which may result in additional inventory reserves, possible workforce issues resulting from COVID-19 vaccine mandates and the possible impact of disruptions of our distribution or manufacturing facilities; the possibility that our Medical unit goodwill could be further impaired due to the decreased outlook for Medical segment profit, the increase in global interest rates or possible unfavorable changes in the U.S. statutory tax rate; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlement with governmental authorities, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results and risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of May 5, 2022. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings/(Loss) (Unaudited)

	Third Quarter				Year-to-Date
(in millions, except per common share amounts)	2022		2021	% Change	2022		2021	% Change
Revenue	$44,836		$39,275	14%	$134,261		$119,881	12%
Cost of products sold	43,154		37,463	15%	129,321		114,578	13%
Gross margin	1,682		1,812	(7)%	4,940		5,303	(7)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,137		1,120	2%	3,402		3,404	—%
Restructuring and employee severance	31		24		56		81
Amortization and other acquisition-related costs	79		111		237		345
Impairments and (gain)/loss on disposal of assets, net [1]	471		69		1,764		78
Litigation (recoveries)/charges, net [2,3]	61		15		113		1,085
Operating earnings/(loss)	(97)		473	N.M.	(632)		310	N.M

Other (income)/expense, net	3		(12)		(14)		(31)
Interest expense, net	38		45	(16)%	115		136	(15)%
Loss on early extinguishment of debt	—		—		10		1
(Gain)/Loss on sale of equity interest in naviHealth	(1)		—		(2)		—
Earnings/(loss) before income taxes	(137)		440	N.M.	(741)		204	N.M.

Provision for/(benefit from) income taxes [4,5]	1,253		320	N.M	328		(293)	N.M.
Net earnings/(loss)	(1,390)		120	N.M	(1,069)		497	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)		(1)		(2)		(2)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$(1,391)		$119	N.M.	$(1,071)		$495	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$(5.05)	[6]	$0.41	N.M.	$(3.82)	[6]	$1.69	N.M.
Diluted	(5.05)	[6]	0.40	N.M.	(3.82)	[6]	1.68	N.M.

Weighted-average number of common shares outstanding:
Basic	275		292		281		293
Diluted	275		294		281		294
1 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $474 million and $1.8 billion related to our Medical segment recorded in the third quarter and year-to-date periods of fiscal 2022, respectively.
2 Litigation (recoveries)/charges, net includes a one-time contingent attorney fee of $18 million recorded during the third quarter of fiscal 2022 related to the finalization of the settlement agreement (the “Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation (recoveries)/charges, net.
3 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation.
4 Provision for/(benefit from) income taxes during the three and nine months ended March 31, 2022 includes the tax effects relating to the impairment charges. For fiscal 2022, the estimated net tax benefit related to these impairments is $126 million and is included in the annual effective tax rate. As a result, the amount of tax expense in the current quarter and year-to-date periods increased by approximately $1.2 billion and approximately $180 million, respectively, and is expected to lower the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.
5 Provision for/(benefit from) from income taxes includes a tax benefit recorded during the nine months ended March 31, 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $419 million as of March 31, 2021.

In addition, the amount of tax benefit increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.
6 Due to the net loss during the three and nine months ended March, 31, 2022, potentially dilutive common shares have not been included in the denominator due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	March 31, 2022	June 30, 2021
Assets	(Unaudited)
Current assets:
Cash and equivalents	$2,356	$3,407
Trade receivables, net	10,250	9,103
Inventories, net	15,493	14,594
Prepaid expenses and other	2,785	2,843
Assets held for sale	—	1,101
Total current assets	30,884	31,048

Property and equipment, net	2,298	2,360
Goodwill and other intangibles, net	8,022	10,094
Other assets	907	951
Total assets	$42,111	$44,453

Liabilities and Shareholders’ Equity/(Deficit)
Current liabilities:
Accounts payable	$24,821	$23,700
Current portion of long-term obligations and other short-term borrowings	861	871
Other accrued liabilities	3,033	2,957
Liabilities related to assets held for sale	—	96
Total current liabilities	28,715	27,624

Long-term obligations, less current portion	4,751	5,365
Deferred income taxes and other liabilities	9,338	9,670

Total shareholders’ equity/(deficit)	(693)	1,794
Total liabilities and shareholders’ equity/(deficit)	$42,111	$44,453

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings/(loss)	$(1,390)	$120	$(1,069)	$497

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	181	199	513	603
Impairments and loss on sale of other investments	3	—	3	—
(Gain)/Loss on sale of equity interest in naviHealth	(1)	—	(2)	—
Impairments and (gain)/loss on disposal of assets, net	471	69	1,764	78
Loss on early extinguishment of debt	—	—	10	1
Share-based compensation	23	33	65	84
Provision for bad debts	21	14	46	49
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(864)	(12)	(1,193)	(511)
Increase in inventories	(561)	(67)	(922)	(1,323)
Increase/(decrease) in accounts payable	62	(594)	1,121	1,267
Other accrued liabilities and operating items, net	1,636	515	(206)	1,019
Net cash provided by/(used in) operating activities	(419)	277	130	1,764

Cash flows from investing activities:
Proceeds from divestitures, net of cash transferred, and disposal of property and equipment	(4)	—	934	—
Acquisition of subsidiaries, net of cash acquired	—	—	—	(3)
Additions to property and equipment	(82)	(100)	(223)	(274)
Purchases of investments	(34)	—	(38)	(18)
Proceeds from investments	5	1	27	5
Proceeds from net investment hedge terminations	71	—	71	—
Net cash provided by/(used in) investing activities	(44)	(99)	771	(290)

Cash flows from financing activities:
Proceeds from interest rate swap terminations	—	18	—	18
Reduction of long-term obligations	(5)	(4)	(597)	(53)
Net tax proceeds/(withholdings) from share-based compensation	1	5	(26)	(1)
Dividends on common shares	(136)	(143)	(425)	(432)
Purchase of treasury shares	(200)	(200)	(1,000)	(200)
Net cash used in financing activities	(340)	(324)	(2,048)	(668)

Effect of exchange rates changes on cash and equivalents	(2)	(6)	(13)	8
Cash reclassified from/(to) assets held for sale	—	(86)	109	(86)

Net increase/(decrease) in cash and equivalents	(805)	(238)	(1,051)	728
Cash and equivalents at beginning of period	3,161	3,737	3,407	2,771
Cash and equivalents at end of period	$2,356	$3,499	$2,356	$3,499

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Third Quarter

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$40,957	$35,104	Amount	$3,884	$4,174
Growth rate	17%	—%	Growth rate	(7)%	3%

Segment profit [1]			Segment profit
Amount	$487	$511	Amount	$59	$174
Growth rate	(5)%	(4)%	Growth rate	(66)%	(2)%
Segment profit margin	1.19%	1.46%	Segment profit margin	1.52%	4.18%

Year-to-Date

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$122,154	$107,452	Amount	$12,118	$12,441
Growth rate	14%	3%	Growth rate	(3)%	4%

Segment profit [1,2]			Segment profit
Amount	$1,319	$1,326	Amount	$232	$640
Growth rate	(1)%	(5)%	Growth rate	(64)%	18%
Segment profit margin	1.08%	1.23%	Segment profit margin	1.91%	5.14%
The sum of the components and certain computations may reflect rounding adjustments.
1 Pharmaceutical segment profit includes opioid-related litigation defense and compliance costs, but does not include a one-time contingent attorney fee of $18 million incurred during the three and nine months ended March 31, 2022 related to the finalization of the Settlement Agreement.
2 Pharmaceutical segment profit during the nine months ended March 31, 2022 was positively impacted by a $16 million judgment for lost profits related to an ordinary course intellectual property rights claim.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Third Quarter 2022
GAAP	$1,682	(7)%	$1,137	2%	$(97)	N.M.	$(137)	$1,253	$(1,391)	N.M.	(916.5)%	$(5.05)	N.M.
Restructuring and employee severance	—		—		31		31	8	23			0.08
Amortization and other acquisition-related costs	—		—		79		79	20	59			0.21
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		471		471	(1,189)	1,660			6.03
Litigation (recoveries)/charges, net [6]	—		—		61		61	10	51			0.18
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(1)	—	(1)			—
Non-GAAP	$1,683	(7)%	$1,138	2%	$545	(21)%	$504	$101	$402	(11)%	20.1%	$1.45	(5)%

	Third Quarter 2021
GAAP	$1,812	(4)%	$1,120	(4)%	$473	(16)%	$440	$320	$119	N.M	72.8%	$0.40	N.M
Surgical gown recall costs/(income)	(1)		—		(1)		(1)	—	(1)			—
State opioid assessment related to prior fiscal years	—		2		(2)		(2)	(1)	(1)			—
Restructuring and employee severance	—		—		24		24	6	18			0.06
Amortization and other acquisition-related costs	—		—		111		111	28	83			0.28
Impairments and (gain)/loss on disposal of assets, net	—		—		69		69	(4)	73			0.25
Litigation (recoveries)/charges, net [7]	—		—		15		15	(144)	159			0.54
Non-GAAP	$1,811	(4)%	$1,121	(4)%	$689	(4)%	$657	$205	$451	(5)%	31.2%	$1.53	(6)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the three and nine months ended March 31, 2022, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 275 million and 281 million common shares, respectively, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the three and nine months ended March 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 277 million and 282 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $474 million and $1.8 billion related to our Medical segment recorded in the third quarter and year-to-date periods of fiscal 2022, respectively. For fiscal 2022, the estimated net tax benefit related to these impairments is $126 million and is included in the annual effective tax rate. As a result, the amount of tax expense in the current quarter and year-to-date periods increased by approximately $1.2 billion and approximately $180 million, respectively, and is expected to lower the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.
6 Litigation (recoveries)/charges, net includes a one-time contingent attorney fee of $18 million recorded during the third quarter of fiscal 2022 related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation (recoveries)/charges, net.
7 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation. The amount of tax benefit increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Year-to-Date 2022
GAAP	$4,940	(7)%	$3,402	—%	$(632)	N.M.	$(741)	$328	$(1,071)	N.M.	(44.4)%	$(3.82)	N.M.
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		56		56	14	42			0.15
Amortization and other acquisition-related costs	—		—		237		237	61	176			0.63
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		1,764		1,764	(119)	1,883			6.71
Litigation (recoveries)/charges, net [6,7]	—		—		113		113	19	94			0.33
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(2)	—	(2)			—
Non-GAAP	$4,942	(7)%	$3,402	1%	$1,540	(20)%	$1,438	$306	$1,131	(20)%	21.3%	$4.01	(16)%

	Year-to-Date 2021
GAAP	$5,303	—%	$3,404	(1)%	$310	N.M.	$204	$(293)	$495	N.M.	(143.3)%	$1.68	N.M.
Surgical gown recall costs/(income)	—		3		(3)		(3)	(1)	(2)			—
State opioid assessment related to prior fiscal years	—		(39)		39		39	9	30			0.10
Restructuring and employee severance	—		—		81		81	20	61			0.21
Amortization and other acquisition-related costs	—		—		345		345	86	259			0.88
Impairments and (gain)/loss on disposal of assets, net	—		—		78		78	12	66			0.22
Litigation (recoveries)/charges, net [8]	—		—		1,085		1,085	584	501			1.70
Loss on early extinguishment of debt	—		—		—		1	—	1			—
Non-GAAP	$5,303	(1)%	$3,368	(1)%	$1,935	—%	$1,830	$417	$1,411	9%	22.8%	$4.79	9%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the three and nine months ended March 31, 2022, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 275 million and 281 million common shares, respectively, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the three and nine months ended March 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 277 million and 282 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $474 million and $1.8 billion related to our Medical segment recorded in the third quarter and year-to-date periods of fiscal 2022, respectively. For fiscal 2022, the estimated net tax benefit related to these impairments is $126 million and is included in the annual effective tax rate. As a result, the amount of tax expense in the current quarter and year-to-date periods increased by approximately $1.2 billion and approximately $180 million, respectively, and is expected to lower the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.
6 Litigation (recoveries)/charges, net for fiscal 2022 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit.

7 Litigation (recoveries)/charges, net includes a one-time contingent attorney fee of $18 million recorded during the third quarter of fiscal 2022 related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation (recoveries)/charges, net.
8 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $140 million during the three months ended March 31, 2021 while the amount of tax benefit increased by approximately $180 million during the nine months ended March 31, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.
Litigation(recoveries)/charges, net also includes a tax benefit recorded during the nine months ended March 31, 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. During the nine months ended March 31, 2021, the total net benefit was $419 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $385 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $34 million is included in non-GAAP measures.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges. During fiscal 2022, we incurred a one-time contingent attorney fee of $18 million related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation recoveries or charges, net.

Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2022 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2022 year to date period impacted the Company's EPS by $7.83.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.

Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income) and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net divided by (earnings/(loss) before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.